Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements give effect to the proposed sale of Office Depot, Inc.’s (“Office Depot” or the “Company”) interest in Office Depot de México S.A. de C.V. (“Office Depot de México”) to Grupo Gigante, S.A.B. de C.V. and the resulting gain on sale and impairment of goodwill. The proposed sale of Office Depot de México is considered probable due to entry into a definitive agreement with respect to such sale and committed financing. However, the sale has not been consummated and amounts included in these unaudited pro forma financial statements may change.

The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed sale as if it had occurred on March 30, 2013 while the unaudited pro forma condensed consolidated statements of operations for the quarter ended March 30, 2013 and the year ended December 29, 2012 are presented as if the sale had been consummated on January 1, 2012. All amounts of the proposed sale, including the estimated tax effects, are subject to change when the sale is completed and additional information becomes available. The unaudited pro forma condensed financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Office Depot.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 30, 2013

(In thousands)

	Historical Office Depot	Pro Forma Adjustments			Pro Forma
Assets
Current assets:
Cash and cash equivalents	$549,263	$547,420	1	(a)	$1,096,683
Receivables, net	763,200	—			763,200
Inventories	1,014,349	—			1,014,349
Prepaid expenses and other current assets	170,298	(8,804)	1	(b)	161,494

Total current assets	2,497,110	538,616			3,035,726
Property and equipment, net	821,053	—			821,053
Goodwill	64,235	(44,804)	1	(b)	19,431
Other intangible assets, net	15,982	—			15,982
Deferred income taxes	31,215	—			31,215
Other assets	362,052	(261,322)	1	(b)	100,730

Total assets	$3,791,647	$232,490			$4,024,137

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$833,439	$—			$833,439
Accrued expenses and other current liabilities	844,973	—			844,973
Income taxes payable	7,164	—			7,164
Short-term borrowings and current maturities of long-term debt	173,752	—			173,752

Total current liabilities	1,859,328	—			1,859,328
Deferred income taxes and other long-term liabilities	430,479	(15,999)	1	(b)	414,480
Long-term debt, net of current maturities	479,820	—			479,820

Total liabilities	2,769,627	(15,999)			2,753,628

Commitments and contingencies
Redeemable preferred stock, net	386,401	—			386,401

Stockholders’ equity:
Common stock	2,920	—			2,920
Additional paid-in capital	1,112,861	5,209	1	(b)	1,118,070
Accumulated other comprehensive income	200,346	25,524	1	(b)	225,870
Accumulated deficit	(622,890)	217,756	1	(b)	(405,134)
Treasury stock, at cost	(57,733)	—			(57,733)

Total Office Depot, Inc. stockholders’ equity	635,504	248,489			883,993
Noncontrolling interests	115	—			115

Total equity	635,619	248,489			884,108

Total liabilities and equity	$3,791,647	$232,490			$4,024,137

See accompanying notes to unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED MARCH 30, 2013

(In thousands, except per share amounts)

	Historical Office Depot	Pro Forma Adjustments			Pro Forma
Sales	$2,718,260	$—			$2,718,260
Cost of goods sold and occupancy costs	2,058,563	—			2,058,563

Gross profit	659,697	—			659,697
Operating and selling expenses	470,717	—			470,717
Asset impairments	5,244	—			5,244
General and administrative expenses	158,907	—			158,907
Merger and other expenses	15,184	—			15,184

Operating income	9,645	—			9,645
Other income (expense):
Interest income	410	—			410
Interest expense	(16,395)	—			(16,395)
Miscellaneous income, net	6,357	(6,625)	1	(c)	(268)

Earnings (loss) before income taxes	17	(6,625)			(6,608)
Income tax expense	6,660	(2,980)	1	(c)	3,680

Net earnings (loss)	(6,643)	(3,645)			(10,288)
Less: Net earnings (loss) attributable to noncontrolling interests	12	—			12

Net earnings (loss) attributable to Office Depot, Inc.	(6,655)	(3,645)			(10,300)
Preferred stock dividends	10,169	—			10,169

Net earnings (loss) attributable to common stockholders	$(16,824)	$(3,645)			$(20,469)

Earnings (loss) per share:
Basic	$(0.06)				$(0.07)
Diluted	$(0.06)				$(0.07)

See accompanying notes to unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 29, 2012

(In thousands, except per share amounts)

	Historical Office Depot	Pro Forma Adjustments			Pro Forma
Sales	$10,695,652	$—			$10,695,652
Cost of goods sold and occupancy costs	8,159,614	—			8,159,614

Gross profit	2,536,038	—			2,536,038
Operating and selling expenses	1,823,826	—			1,823,826
Recovery of purchase price	(68,314)	—			(68,314)
Asset impairments	138,540	—			138,540
General and administrative expenses	672,827	—			672,827

Operating income (loss)	(30,841)	—			(30,841)
Other income (expense):
Interest income	2,240	—			2.240
Interest expense	(68,937)	—			(68,937)
Loss on extinguishment of debt	(12,110)	—			(12,110)
Miscellaneous income, net	34,225	(32,160)	1	(c)	2,065

Earnings (loss) before income taxes	(75,423)	(32,160)			(107,583)
Income tax expense (benefit)	1,697	4,700	1	(c)	6,397

Net earnings (loss)	(77,120)	(36,860)			(113,980)
Less: Net loss attributable to noncontrolling interests	(9)	—			(9)

Net earnings (loss) attributable to Office Depot, Inc.	(77,111)	(36,860)			(113,971)
Preferred stock dividends	32,934	—			32,934

Net earnings (loss) attributable to common stockholders	$(110,045)	$(36,860)			$(146,905)

Net earnings (loss) per share:
Basic	$(0.39)				$(0.53)
Diluted	$(0.39)				$(0.53)

See accompanying notes to unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Adjustment for the Proposed Sale of Interest in Office Depot de México

(a)	Reflects the receipt of an estimated $547 million in net after tax cash proceeds from the proposed sale of the Office Depot equity interest in Office Depot de México.

(b)	Reflects the proposed sale of Office Depot’s equity interest in Office Depot de México. The proposed sale is considered probable due to entry into a definitive agreement with respect to such sale and committed financing. The balance sheet impact assumes proceeds of $693 million, removal of the investment in Office Depot de Mexico ($261.3 million), removal of related foreign currency translation adjustments ($25.5 million), deferred tax effects ($7.2 million, net), tax-related equity impact ($5.2 million), settlement of transaction fees ($6 million), anticipated cash tax consequences of the sale ($139.6 million) and repatriation of proceeds to the U.S. parent company ($547.4 million). Further, following the proposed sale of Office Depot’s equity interest in Office Depot de México and remitting by dividend the net after tax cash proceeds to the U.S. parent company, the related reporting unit is expected to have a residual fair value, determined using a combination of discounted cash flow and market based information, below its carrying value such that goodwill remaining in the reporting unit ($44.8 million) will be fully impaired. The credit to accumulated deficit includes the net book gain of $262.6 million, partially offset by the goodwill impairment. All amounts of the probable sale, including the estimated tax effects, are subject to change when the transaction is completed and additional information becomes available.

(c)	Reflects the elimination of the proportionate share of Office Depot de México’s net income recognized by Office Depot, and the tax provision recorded for the period. During 2012, Office Depot changed its assumption of permanent reinvestment of Office Depot de México earnings, resulting in a tax benefit in 2012 and tax expense in the first quarter of 2013.